Panglobal Brands, Inc. Enters into Convertible Loan Agreement for US$1,000,000

Press Release
Source: Panglobal Brands Inc.
On Wednesday June 24, 2009, 6:30 am EDT

LOS ANGELES--(BUSINESS WIRE)--Panglobal Brands Inc. (OTCBB: PNGB - News) (“Panglobal”) announces that it has entered into a convertible loan agreement with 15 lenders, whereby the lenders lent Panglobal the aggregate principal amount of US$1,000,000 bearing interest at 9% per annum, repayable on or before April 30, 2011.

At any time on or before April 30, 2011, the lenders may give Panglobal written notice and convert all or a portion of the loan into units, consisting of one share of common stock and one common share purchase warrant, at a price per unit of US$0.10. Each common share purchase warrant is exercisable into one share of common stock at a price of US$0.15 per share for a period of 24 months. At the same time, loan agreement terms with three prior lenders having outstanding loan balances totaling US$1,187,500 have been conformed to the same terms as those for these new convertible loans.

The proceeds of the convertible loan are being used for working capital.

The securities offered will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements

Contact:
Panglobal Brands Inc.
Stephen Soller, 323-266-6500
Chief Executive Officer
or
Charles Lesser, 323-266-6500
Chief Financial Officer